Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated May 16, 2007)	Registration No. 333-143033

SBA Communications Corporation

$350,000,000 0.375% Convertible Senior Notes due 2010

10,429,720 shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated May 16, 2007, relating to the resale by certain selling securityholders of our 0.375% Convertible Senior Notes due 2010 and the shares of our Class A common stock issuable upon conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes or supplements the information contained in the prospectus.

Investing in the notes and our Class A common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is May 31, 2007.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the caption “Selling Securityholders” is amended by:

•

replacing the information included in the prospectus regarding the selling securityholders identified in the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the table; and

•	adding the information identified in the “Additional Selling Securityholders” table below regarding certain selling securityholders.

The information set forth below is based solely on information provided, on or before May 31, 2007, by or on behalf of the selling securityholders with respect to the beneficial ownership, voting and dispositive control of the notes and Class A common stock issuable upon conversion of the notes. Information concerning the selling securityholders may change from time to time. The selling securityholders may offer all, some or none of the notes or Class A common stock into which the notes are convertible under the prospectus (as amended and supplemented hereby). Because the selling securityholders may offer all or some portion of the notes or the Class A common stock, no estimate can be given as to the amount of the notes or the Class A common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided to us the information regarding their notes.

Revised Information Regarding Selling Securityholders

Name	Principal Amount of Notes Beneficially Owned And Offered (1)	Class A Common Stock Beneficially Owned (2)(3)	Class A Common Stock Offered (1)(3)	Principal Amount of Notes and Shares of Class A Common Stock Beneficially Owned After Completion of the Offering (1)
				Number	Percent
Wachovia Securities International LTD (4)	5,000,000	148,996	148,996	0	*

Additional Selling Securityholders

Name	Principal Amount of Notes Beneficially Owned And Offered (1)	Class A Common Stock Beneficially Owned (2)(3)	Class A Common Stock Offered (1)(3)	Principal Amount of Notes and Shares of Class A Common Stock Beneficially Owned After Completion of the Offering (1)
				Number	Percent
Arpeggio Fund (5)	3,900,000	116,216	116,216	0	*
Basso Fund Ltd. (6)	100,000	2,979	2,979	0	*
Basso Holdings Ltd. (7)	1,440,000	42,910	42,910	0	*
Basso Multi-Strategy Holding Fund Ltd. (8)	380,000	11,323	11,323	0	*
Benchmark Select Managers Fund (9)	150,000	4,469	4,469	0	*
Citadel Equity Fund, Ltd. (10)(11)	15,500,000	461,887	461,887	0	*
CSV Fund (12)	2,000,000	59,598	59,598	0	*
Five Sticks, LP (13)	80,000	2,383	2,383	0	*
Grace Convertible Arbitrage Fund, Ltd. (14)	5,000,000	148,996	148,996	0	*
Highbridge International LLC (15)	49,950,000	1,488,470	1,488,470	0	*
Highbridge Convertible Arbitrage Master Fund LP (16)	17,050,000	508,076	508,076	0	*
IMF Converts (17)	4,500,000	134,096	134,096	0	*
LibertyView Convertible Arbitrage Fund LP (10)(18)	1,000,000	29,799	29,799	0	*
LibertyView Funds LP (10)(19)	2,500,000	74,498	74,498	0	*
LibertyView Socially Responsible Fund, LP (10)(20)	250,000	7,449	7,449	0	*
Rhapsody Fund (21)	7,600,000	226,473	226,473	0	*
Symphony Hedging Entity (22)	2,500,000	74,498	74,498	0	*
Trust D For A Portion Of The Assets Of The Kodak Retirement Income Plan (23)	1,100,000	32,779	32,779	0	*

*	Less than one percent.

S-1

Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(1)	Assumes offer and sale of all notes and shares of Class A common stock issuable upon conversion of the notes, although selling securityholders are not obligated to sell any notes or shares of Class A common stock.
(2)	In addition to shares of Class A common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of Class A common stock identified to us by the selling securityholder as owned by it.
(3)	The number of shares of Class A common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder is at the initial conversion rate of 29.7992 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described in the prospectus under “Description of Notes —Conversion Rights.” As a result, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.
(4)	The selling securityholder is a broker-dealer.
(5)	Eric White exercises voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by Arpeggio Fund.
(6)	Basso Capital Management, L.P. serves as Basso Fund Ltd.’s (“Basso Fund”) investment manager. Mr. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso Capital Management, L.P., and has ultimate responsibility for trading with respect to the Basso Fund.
(7)	Basso Capital Management, L.P. serves as Basso Holdings Ltd.’s (“Basso Holdings”) investment manager. Mr. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso Capital Management, L.P., and has ultimate responsibility for trading with respect to Basso Holdings.
(8)	Basso Capital Management, L.P. serves as Basso Multi-Strategy Holding Fund Ltd.’s (“Basso Multi-Strategy”) investment manager. Mr. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso Capital Management, L.P., and has ultimate responsibility for trading with respect to Basso Multi-Strategy.
(9)	LibertyView Convertible Arbitrage Fund LP (“LibertyView Convertible”), LibertyView Funds LP (“LibertyView Funds”), LibertyView Socially Responsible Fund, LP (“LibertyView Socially Responsible”), Trust D for a Portion of the Assets of Kodak Retirement Income Plan (“Trust D”) and Benchmark Select Managers Fund (“Benchmark”) have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by them, which is exercised by Richard A. Meckler. Since the entities have hired a common investment advisor, they are likely to vote together and there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Convertible, LibertyView Funds and LibertyView Socially Responsible is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares. Benchmark and Trust D are not in any way affiliated with a broker-dealer.
(10)	The selling securityholder is an affiliate of a broker-dealer.
(11)	Citadel Limited Partnership (“CLP”) is Citadel Equity Fund, Ltd’s trading manager and consequently has investment discretion over the notes and Class A common stock issuable upon conversion of the notes held by it. Citadel Investment Group, L.L.C. (“CIG”) controls CLP and Kenneth C. Griffin controls CIG, therefore, Mr. Griffin has ultimate investment discretion over the notes and Class A common stock issuable upon conversion of the notes held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the notes and Class A common stock issuable upon conversion of the notes.
(12)	Eric White exercises voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by CSV Fund.
(13)	Basso Capital Management, L.P. serves as Five Sticks, LP’s subadvisor. Mr. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso Capital Management, L.P., and has ultimate responsibility for trading with respect to Five Sticks, L.P.
(14)	Grace Brothers Management, LLC may exercise voting and dispositive power over the notes and Class A common stock issuable upon the conversion of the notes held by Grace Convertible Arbitrage Fund, Ltd. Michael Brailon exercises voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by Grace Convertible Arbitrage Fund, Ltd.
(15)	Highbridge Capital Management, LLC is Highbridge International LLC’s trading manager and has voting control and investment discretion over the notes and Class A common stock issuable upon conversion of the notes held by it. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the notes and Class A common stock issuable upon conversion of the notes held by Highbridge International LLC. Highbridge Capital Management, LLC and Messrs. Dubin and Swieca each disclaim beneficial ownership of the notes and Class A common stock issuable upon conversion of the notes.
(16)	Highbridge Capital Management, LLC is Highbridge Convertible Arbitrage Master Fund LP’s (“Highbridge Convertible”) trading manager and has voting control and investment discretion over the notes and Class A common stock issuable upon conversion of the notes held by it. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the notes and Class A common stock issuable upon conversion of the notes held by Highbridge Convertible. Highbridge Capital Management, LLC and Messrs. Dubin and Swieca each disclaim beneficial ownership of the notes and Class A common stock issuable upon conversion of the notes.
(17)	Eric White exercises voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by IMF Converts.

S-2

(18)	LibertyView Funds, LibertyView Socially Responsible, Benchmark, Trust D and LibertyView Convertible have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by them, which is exercised by Richard A. Meckler. Since the entities have hired a common investment advisor, these entities are likely to vote together and there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Convertible, LibertyView Funds and LibertyView Socially Responsible is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares. Benchmark and Trust D are not in any way affiliated with a broker-dealer.
(19)	LibertyView Convertible, LibertyView Socially Responsible, Benchmark, Trust D and LibertyView Funds have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by them, which is exercised by Richard A. Meckler. Since the entities have hired a common investment advisor, these entities are likely to vote together and there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Convertible, LibertyView Funds and LibertyView Socially Responsible is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares. Benchmark and Trust D are not in any way affiliated with a broker-dealer.
(20)	LibertyView Convertible, LibertyView Funds, Benchmark, Trust D and LibertyView Socially Responsible have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by them, which is exercised by Richard A. Meckler. Since the entities have hired a common investment advisor, these entities are likely to vote together and there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Convertible, LibertyView Funds and LibertyView Socially Responsible is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares. Benchmark and Trust D are not in any way affiliated with a broker-dealer.
(21)	Eric White exercises voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by Rhapsody Fund.
(22)	Eric White exercises voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by Symphony Hedging Entity.
(23)	LibertyView Convertible, LibertyView Funds, LibertyView Socially Responsible, Benchmark and Trust D have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power over the notes and Class A common stock issuable upon conversion of the notes held by them, which is exercised by Richard A. Meckler. Since the entities have hired a common investment advisor, these entities are likely to vote together and there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Convertible, LibertyView Funds and LibertyView Socially Responsible is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The shares were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute the shares. Benchmark and Trust D are not in any way affiliated with a broker-dealer.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us, our predecessors or affiliates, within the past three years.

S-3